5

                                                     Exhibit 10.1

                   ALL-COMM MEDIA CORPORATION

For Further Information:

The P. L. Thomas Group
2 North Riverside Plaza, Suite 1760
Chicago, IL  60606
(312) 906-8060
CONTACT:  Andy Keller


FOR IMMEDIATE RELEASE

                 ALL-COMM MEDIA CHANGES NAME TO
              MARKETING SERVICES GROUP, INC. (MSGI)

     NEW YORK, New York, July 1, 1997 -- All-Comm Media Corporation (Nasdaq: ALCM) announced today that in a Special Shareholders Meeting, approval was granted by a majority of the outstanding voting Common Stock to change the name of the Company to Marketing Services Group, Inc. The Nasdaq small cap market symbol will be concurrently changed to MSGI and commence trading today, according to Jeremy Barbera, chairman and chief executive officer of All-Comm Media.

Mr. Barbera commented: "The management of the Company and its Board of Directors have elected to concentrate on expansion, both internally and through accretive acquisitions in the marketing information services sector of the direct marketing industry. Our database marketing platform has achieved very positive results and it is management's wish to leverage this core competency and adopt it as the primary mission of the Company. The operating subsidiary currently known as Metro Services Group, Inc. will be renamed Metro Direct to avoid any confusion between the Company and the operating subsidiary."

All-Comm Media Corporation provides database marketing services, custom telemarketing and telefundraising services and other direct marketing services to a diverse group of approximately 600 clients located throughout the United States and Canada. The Company operates through its wholly owned subsidiaries Metro Direct and Stephen Dunn & Associates.


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